CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAD BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[*****]”.

Exhibit 10.1

Asset Purchase and Contribution in Kind Agreement dated 26 July 2021

Asset Purchase and Contribution in Kind Agreement

dated	26 July 2021

between	AC Immune SA

EPFL Innovation Park, bâtiment B 1015 Lausanne Switzerland

hereinafter: "ACIU"

and	Affiris AG

Karl-Farkas-Gasse 22 1030 Vienna Austria

hereinafter: "Affiris"; ACIU and Affiris together the Parties and each a Party

concerning	the acquisition of the Programs (as defined below) by ACIU

Table of Contents

Table of Annexes			3
Recitals			4
1	Definitions		5
2	Construction		9
3	Object of Purchase: Transfer of the PROGRAMS		9
	3.1	General provision	9
	3.2	Transfer of Assets	9
	3.3	Benefit and Risk	10
4	Purchase Price		10
5	Payment of PURCHASE PRICE		10
6	Actions Prior to Closing		11
	6.1	Duty to Cooperate	11
	6.2	Approval	11
	6.3	Necessary Action by AFFIRIS between signing and CLOSING	11
7	Conditions Precedent to Closing		12
	7.1	Conditions Precedent	12
	7.2	Efforts to fulfil the CONDITIONS PRECEDENT	12
	7.3	Information relating to the satisfaction of the CONDITIONS PRECEDENT	12
8	Closing		13
	8.1	In general	13
	8.2	Closing actions	13
	8.3	Closing Memorandum	14
	8.4	Termination Right	14
	8.5	Post-closing Actions	15
9	Fiduciary solution		16
10	Relationship to Contribution in Kind Agreement		16
11	Representations and Warranties		16
	11.1	Representations and Warranties of AFFIRIS	16
	11.2	Representations and Warranties of ACIU	19
12	Remedies		19
	12.1	Notice of Breach (Rügefrist)	19
	12.2	AFFIRIS' Right to Cure and AFFIRIS' Liability	20
	12.3	Term of Representations and Warranties	20
	12.4	Limitations on AFFIRIS' Liability for Misrepresentation and Breach of Warranty	21
	12.5	Remedies of AFFIRIS	22
	12.6	Remedies Exclusive	22
13	Indemnities		23
	13.1	Indemnities by AFFIRIS	23
	13.2	Indemnities by ACIU	23
14	Covenants		24
	14.1	PIPE Agreement	24
	14.2	Agreements with NECESSARY VENDORS	24
	14.3	Licenses for AFFIRIS	24
	14.4	Covenant of AFFIRIS regarding ACIU SHARES	24
	14.5	Non-Competition / Non-Solicitation	25
15	Procedure for THIRD PARTY claims		25
16	Miscellaneous provisions		26
	16.1	Announcements	26
	16.2	Costs	26
	16.3	Taxes	26
	16.4	Amendments and modifications	26
	16.5	Entire Agreement	27
	16.6	Transfer and assignment	27
	16.7	Severability	27
	16.8	Notices	27
17	Governing Law and Jurisdiction		28
	17.1	Governing law	28
	17.2	Jurisdiction	28

17.2	Jurisdiction	28

Table of Annexes

Annex 1	Programs IP
Annex 2	List of Data, Documents, Information and Materials related to the Programs
Annex 3	Contribution in Kind Agreement
Annex 4	PIPE Agreement
Annex 5	List of Necessary Vendors
Annex 6	Press Releases
Annex E	Form of Agreement with certain Affiris shareholders

Recitals

A)	Affiris AG ("Affiris") is a stock corporation incorporated under the laws of Austria, registered under no. FN 240538 h in the commercial register of Austria (Firmenbuch der Republik Österreich), with its registered office at Karl-Farkas-Gasse 22, 1030 Vienna, Austria, with a fully paid in share capital of EUR 461'391.00 divided into 461'391 unit shares (Stückaktien).

B)	AC Immune SA ("ACIU") is a stock corporation incorporated under the laws of Switzerland, registered under CHE-109.878.825 in the commercial register of the Canton of Vaud, with its seat in Ecublens (VD), with a fully paid in share capital of CHF 1'537'748.98 divided into 76'887'449 registered shares.

C)	ACIU intends to acquire from Affiris the Programs (as defined below) and Affiris intends to sell the Programs to ACIU.

D)	Concurrently with the signing of this agreement, some of the shareholders of Affiris, namely Santo Venture Capital GmbH and FCPB Affi GmbH acting through First Capital Partner GmbH (collectively, the "PIPE Subscribers") shall enter into an agreement in the form of Annex 4 hereto (the "PIPE Agreement") providing for the Pipe Subscribers to acquire a convertible note issued by ACIU and convertible into ACIU shares upon the terms and conditions set out in the PIPE Agreement.

E)	The PIPE Subscribers plus MIG GmbH & Co. Fonds 15 geschlossene Investment-KG, MIG Asset Trust GmbH, MIG GmbH & Co. Fonds 4 KG, MIG GmbH & Co. Fonds 5 KG i.L., MIG GmbH & Co. Fonds 7 KG i.L., MIG GmbH & Co. Fonds 11 KG i.L., MIG GmbH & Co. Fonds 12 geschlossene Investment-KG, MIG GmbH & Co. Fonds 13 geschlossene Investment-KG (together with the Pipe Subscribers, the "Affiris Shareholders") enter concurrently with the signing of this Agreement into an agreement with ACIU in the form of Annex E).

Based on the above Recitals, which form an integral part of this , the Parties hereto agree as follows:

1	Definitions

When used in this Agreement in small caps form, the terms set forth below shall have the following meaning:

"ACIU" has the meaning given to it in Recital B).

"Aciu Shares" has the meaning given to this term in Section 4.

"Adjusted Share Value" has the meaning given to this term in Section 4.

"Affiliate" means any person that directly or indirectly controls, is controlled by or is under common control with the person in question. For purposes of this definition, control of a person means the power, direct or indirect, to direct the management and policies of such person, whether by contract or otherwise; in any case control by a person is given if it holds more than 50% of the voting rights of another person.

"Affiris" has the meaning given to it in Recital A).

"Affiris Programs" has the meaning given to this term in Section 14.3.

"Affiris Shareholders" has the meaning given to it in Recital E).

"Agreement" means this asset transfer and contribution in kind agreement (including its Annexes).

"Annex" means an Annex to this Agreement.

"Antibody" means any antibody protein, including variants, modifications, fragments or derivatives thereof, including vectorized antibodies, that binds to and interacts with or modulates Targets or variants, modifications, derivatives or fragments of Targets.

"Business Day" means any day (other than a Saturday or Sunday) on which banks are open for general business in Lausanne and Vienna.

"Cash" has the meaning given to this term in Section 3.1.

"Cap" has the meaning given to this term in Section 12.4.2.

"Closing" means the consummation of the Transfer, as further described in Section 8.

"Closing Date" means the date on which the Parties actually consummate the Transfer.

"Closing Memorandum" has the meaning given to this term in Section 8.3.

"CO" means the Swiss Code of Obligations dated 30 March 1911, as amended from time to time (SR 220).

"Compositions" means the compositions of vaccines developed or used in the Programs as more specifically described in Section 2 of Annex 2.

"Conditions Precedent" has the meaning given to this term in Section 7.1.

"Confidential Information" has the meaning given to this term in Section 8.5.3.

"Copyright" means any works of authorship, copyrights, database rights and registrations and applications thereof.

"De Minimis" has the meaning given to this term in Section 12.4.1.

"Effective Date" means the date on the title page of this Agreement.

"Fairly Disclosed" means a matter being disclosed in a fair and non-misleading way that it is readily discernible, without performing factual or additional inquires (but considering the Q&A process in the virtual data room provided by Brainloop that was part of the due diligence by ACIU), by a prudent buyer who is familiar with the business of Affiris or such buyer's legal, financial, tax, technical or other professional advisers usually hired for the evaluation of transactions, assets and companies of the type as contemplated under this Agreement and who are familiar with the business of Affiris. The concept of fair disclosure as defined herein shall supersede article 200 CO.

"Indemnified Party" has the meaning given to that term in Section 15.

"Intellectual Property Rights" means all (i) Sequences; (ii) Compositions; (iii) Antibodies; (iv) Patents; (v) Know-how; (vi) Copyrights and (vii) Trademarks.

"Know-How" means all existing and available technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological chemical and, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data.

"License-Back" has the meaning given to that term in Section 14.3.

"Lien" means any lien, encumbrance, security interest, retention right, usufruct, servitude, right of first refusal or pre-emption, right in rem or similar, irrespective of whether such lien arises under any agreement, other instrument, the mere operation law or by means of a judgment or decree and shall also mean any approval or consent required from a third party to the exercise or full vesting of a right or title.

"Long Stop Date" has the meaning given to that term in Section 8.4.

"Necessary Vendors" means those suppliers and service providers identified in Annex 5.

"Notice of Defense" has the meaning given to that term in Section 15.

"Party"/"Parties" means either of Affiris and ACIU (or both of them).

"Patent" means any patents, pending patent applications, patent disclosures, future patent applications, and any continuing, divisional, reissue, reexamination and substitute patents and applications based, in whole or in part, on any of the foregoing patents and patent applications, together with all continuations, continuations-in-part, divisions, patents of addition, reissues,

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAD BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[*****]”.

renewals, extensions, supplementary protection certificates and complementary protection certificates of any of the foregoing.

"PCT Application" has the meaning given to that term in Section 6.1.

"Permits" has the meaning given to that term in Section 11.1.5.

"PIPE Agreement" has the meaning given to it in Recital D).

"PIPE Subscribers" has the meaning given to it in Recital D).

"Product" means any preparation, substance, formulation, form or dosage comprised, in whole or in part, of a (i) Vaccine, or (ii) Antibody including as well as their DNA analogues, and/or (iii) any and all improvements (yielding to better properties such as better potency, efficacy with regard to immunogenicity, or manufacturability) to any of the foregoing whether patentable or not, targeting alpha-synuclein or [*****], and all combinations of alpha-synuclein and [*****]. Product is intended for use in both the therapeutics field or diagnostic field, and for any indication.

"Programs" means the research and development programs conducted by or on behalf of Affiris for Products which constitute therapies and diagnostics including but not limiting to passive and active immunization approaches, alone or in combination against Targets.

"Programs IP" means any Intellectual Property Rights pertaining to the Programs as categorized in Annex 1 and further evidenced in Annex 2.

"Purchase Price" has the meaning given to it in Section 4.

"Records" means the details of assets attached to this Agreement consisting of the:

a)	Programs IP; and

b)	The list of data, documents, information and materials related to the Programs contained in Annex 2.

"Registration" has the meaning given to it in Section 5 N12.

"SOGC" has the meaning given to it in Section 5.

"Sole Remedy" has the meaning given to it in Section 12.2.

"Section" means a section of this Agreement.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Sequences" means those sequences as written in Section 1 of Annex 2.

"Targets" means alpha-synuclein and [*****] or variants, modifications, derivatives or fragments of alpha-synuclein and [*****], whether targeted directly or indirectly.

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAD BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[*****]”.

"Taxes" mean all taxes, including corporate income taxes, capital taxes, stamp duties (both on the issuance and on the transfer of securities) transfer taxes, withholding taxes, value added taxes, sales and use taxes, customs duties, business taxes and all other taxes, duties and levies, whether for own account or withheld for anybody else, whether contingent or due, known or unknown, and regardless of whether as primary debtor or based on a secondary liability, as original debtor or successor under any applicable law, payable to any competent taxing authority in any jurisdiction or any other body authorized to impose taxes, as well as any interest, penalties, costs and expenses resulting from or arising out therefrom or relating thereto.

"Third Party" means a person or entity of whatever kind other than a Party and any Affiliate of either Party.

"Threshold" has the meaning given to this term in Section 12.4.1.

"Trademarks" mean any trade name, trademark, trade dress, brand name, word, symbol, logo, corporate name, letter or design, together with all translations, adaptations, derivations, and combinations thereof, whether or not registered.

"to the Best Knowledge of Affiris" means any fact, matter, circumstance or event that any member of the board of directors of Affirs, i.e. [*****], and/or any of the following persons [*****], until Closing was or could have become aware of (Kennen oder Kennenmüssen).

"Transfer" means the transfer of the Programs from Affiris to ACIU against payment of the Purchase Price (i.e. the registration of the capital increase regarding the subscribed ACIU Shares by Affiris in the commercial registry of the Canton of Vaud) pursuant to this Agreement.

"Transferred Assets" means any asset related to the Programs, consisting of:

a)	all assets as set forth or contained in the Records;

b)	all other assets acquired on the account of or created in relation to the Programs or otherwise belonging to the Programs; and

c)	all currently unknown claims of Affiris against a Third Party having their origin within the Programs.

"Vaccine" means any peptide comprising a fragment of Targets, or a portion thereof (such as an epitope or fragment thereof), including as well derivatives such as DNA analogues, variants, modifications, and/or mimotopes which can exhibit various percentage of sequence identity with natural peptides derived from Targets, or a combination thereof or with other antigenic structures whatsoever, and any additional modifications to the peptide including but not limited to attachment to and/or reconstitution into a carrier, with or without an adjuvant, that, upon administration, induces an immune response, such as antibody production or cellular immunity, against Targets.

"VWAP" means Volume Weighted Average Price.

2	Construction

2	Unless a contrary indication appears, any reference in this Agreement to:

a)	a "person" includes any individual, company, corporation, firm, partnership, joint venture, association, organization, trust or agency (in each case, whether or not having separate legal personality);

b)	"including" means including without limitation;

c)	a provision of law is a reference to that provision as amended;

d)	a German term in italics is a reference to a legal term or concept under Swiss or Austrian law;

e)	a time of day is a reference to Swiss time; and

f)	singular also includes plural and vice versa.

3	Object of Purchase: Transfer of the Programs

3.1	General provision

3	Effective on the Effective Date and subject to the terms and conditions of this Agreement, Affiris undertakes to contribute and transfer the Programs as evidenced by the Records, consisting of the Transferred Assets plus a cash contribution of US$ 5'000'000.00 ("Cash") to ACIU. ACIU undertakes to take ownership over the Programs and the Cash, in particular, to accept all legal and non-legal relationships transferred hereunder. Except as otherwise specified in this Section 3, Affiris hereby assigns and transfers with effect as of Closing all Transferred Assets belonging to the Programs as evidenced in the Records.

4	The Parties agree that no active business (Betrieb) or parts thereof (Teilbetrieb) or independent sub-unit or parts thereof and no known or unknown liabilities or obligations (whether contingent or actual) are transferred hereunder unless such transfer of liabilities or obligations is explicitly foreseen in this Agreement.

3.2	Transfer of Assets

3.2.1	Transfer of IP

5	Affiris shall transfer, and hereby assigns and transfers with effect as of Closing, but conditional upon the Purchase Price being delivered to Affiris (Resolutivbedingung), the ownership in any Programs IP as categorized in Annex 1 and further evidenced in Annex 2 to ACIU. The Parties may agree to evidence certain required transfers in separate assignment declarations for Closing.

3.2.2	Transfer of Data, Documents, Information and Materials

6	Affiris shall transfer all originals or true copies of the data, documents, information and materials related to the Programs existing at Affiris or under the control of Affiris as well as electronic

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAD BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[*****]”.

copies of the existing electronic data relating to the Programs according to the formats as provided in Annex 2, sections 4 and 5 to ACIU within four weeks from the Closing Date.

3.2.3	Transfer of Cash

7	Affiris shall further transfer the Cash to ACIU one Business Day prior to the Closing Date.

8	The Cash shall be paid by wire transfer to a blocked account ("Kapitaleinzahlungskonto") with [*****] as communicated by ACIU to Affiris at the latest 10 (ten) Business Days prior to the Closing Date.

3.3	Benefit and Risk

9	Benefit and risk (Nutzen und Gefahr) with respect to the Transferred Assets pursuant to this Section 3 shall be effective as of the Closing Date, with the necessary acts of transfer taking place at Closing.

4	Purchase Price

10	The aggregate purchase price for the Programs and the Cash to be paid by ACIU to Affiris amounts to US$ 58'702'500.00 ("Purchase Price"). No other payments, such as milestone payments or royalties payments, are due by ACIU to Affiris for the Programs and the Cash.

11	The Purchase Price will be paid by ACIU by transferring a total of 7'106'840 newly issued ACIU shares to Affiris. The Parties have agreed in determining this number of shares on an underlying share price of US$ 8.26 per ACIU share and agree that any share price movement in ACIU shares will not affect the number of shares to be delivered by ACIU at Closing, unless the 1 day VWAP per ACIU share on the day before the Closing Date exceeds US$ 9.18. In such a case, the delta between the 1 day VWAP per ACIU share and US$ 9.18 shall be added to US$ 8.26 (the "Adjusted Share Value"). Eventually, the number of ACIU shares to be delivered as Purchase Price shall be determined by dividing US$ 58'702'500.00 by such Adjusted Share Value (the shares, eventually transferred to Affiris to pay the Purchase Price, the "ACIU Shares").

5	Payment of Purchase Price

12	One Business Day prior to the Closing Date, Affiris will transfer the Cash in accordance with Section 3.2.3 and at the Closing Date and in accordance with Section 8.2 (Closing Actions), Affiris will transfer the Programs to ACIU as a contribution in kind and ACIU will resolve on the capital increase required for the issuance of the ACIU Shares to be created with entry of the capital increase in the commercial registry of the Canton of Vaud (Tagebucheintrag) and to become effective with the registration of the capital increase in the Swiss Official Gazette of Commerce ("SOGC") in accordance with art. 936a CO (the "Registration"), each as set forth in Section 8.2 (Closing Actions) as a payment of the Purchase Price for the Cash and the contribution in kind in accordance with Section 4.

13	The ACIU Shares to be delivered as Purchase Price shall rank pari passu with all existing ACIU shares in terms of dividend and voting rights.

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAD BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[*****]”.

6	Actions Prior to Closing

6.1	Duty to Cooperate

14	The Parties shall use their reasonable best efforts and shall cooperate, also following Closing, to give full effect to the provisions of this Agreement and effect the Transfer (and in particular satisfy the conditions to Closing set forth in Section 7 (Conditions Precedent to Closing)) in accordance with the terms and conditions set out herein.

15	ACIU shall file the application required under the Austrian Foreign Direct Investment Control Act (Investitionskontrollgesetz) as soon as reasonably possible after the signing of this Agreement with the Austrian Ministry of Digital and Economic Affairs (Bundesministerium für Digitalisierung und Wirtschaftsstandort) to obtain the approval as set forth in Section 7.120 (Conditions to the Obligations of all Parties). Affiris procures to use its reasonable best efforts (i) to assist ACIU to obtain such approval and (ii) to provide all information and documents needed or requested for such approval. In case the Austrian Ministry of Digital and Economic Affairs (Bundesministerium für Digitalisierung und Wirtschaftsstandort) will only grant the required approval subject to certain conditions or obligations, ACIU shall be under no obligation to accept any such conditions or obligations.

16	Promptly after the signing of this Agreement, Affiris shall prepare a PCT patent application based on [*****] ("PCT Application") [*****], and will submit the draft to ACIU for review. Affiris and ACIU will agree on the final contents of the PCT Application, and Affiris will file such PCT Application at its own costs before[*****].

17	As soon as reasonably possible after the signing of this Agreement, ACIU shall prepare the entire capital increase documentation and submit the draft documentation for pre-approval with the commercial registry of the Canton of Vaud and, to the extent permissible, request a "hyper-express registration" (Hyperexpressverfahren) for a same-day registration of the capital increase (Tagebucheintrag) in the commercial register as of the envisaged Closing Date.

6.2	Approval

18	Prior to signing of this Agreement, Affiris has delivered to ACIU, and ACIU has delivered to Affiris, evidence, reasonably satisfactory to the respective other Party that their respective board of directors (in case of Affiris, its supervisory board and all its shareholders) has approved the signing of this Agreement and the documents and agreements contemplated herein and Affiris confirms that its supervisory board and all its shareholders have approved the consummation of the transactions contemplated herein and therein.

6.3	Necessary Action by Affiris between signing and Closing

19	ACIU intends that certain activities in connection with executing the manufacturing process of the [*****], should immediately start after signing of this Agreement (whereby, for the avoidance of doubt, ACIU shall bear all costs, fees and expenses arising from or in connection with such activities) and, Affiris will make the necessary introductions to the Necessary Vendors as listed in Annex 5.

7	Conditions Precedent to Closing

7.1	Conditions Precedent

20	The obligations of the Parties to Closing are subject to the satisfaction or waiver by all Parties of the following conditions precedent ("Conditions Precedent"):

a)	The approval required under the Austrian Foreign Direct Investment Control Act (Investitionskontrollgesetz) has been obtained, or any waiting or other time or limitation period in relation to the Transfer under the Austrian Foreign Direct Investment Control Act (Investitionskontrollgesetz) having expired, lapsed, waived or otherwise terminated.

b)	ACIU has (i) prepared the entire capital increase documentation (including the application to the commercial registry of the Canton of Vaud) and (ii) received pre-approval regarding the documents required for the registration of the capital increase in connection with the payment of the Purchase Price from the commercial registry of the Canton of Vaud (and to the extent permissible, including the pre-approval for a "hyper-express registration" pursuant to Section 6.1).

c)	No action, order or injunction is issued, pending or threatened by any competent court, arbitral or tribunal governmental authority which does or would prohibit the Closing.

21	The obligations of ACIU to Closing is subject to the satisfaction or waiver by ACIU of the following additional Condition Precedent: No material breach of any representation or warranty of Affiris set forth in Section 11.1 (Representations and Warranties of Affiris) has occurred.

7.2	Efforts to fulfil the Conditions Precedent

22	The Parties shall use best efforts to effectuate the fulfilment of the Conditions Precedent set out in Section 7.1.

23	With regard to the Condition Precedent set out in Section 7.1, ACIU shall duly submit all legally required filings, as soon as reasonably possible after signing of this Agreement. Affiris shall without any undue delay provide all reasonable cooperation to ACIU in this regard.

7.3	Information relating to the satisfaction of the Conditions Precedent

24	The Parties shall keep each other informed about the status of the satisfaction of the relevant Conditions Precedent and immediately notify each other in writing (including by e-mail) of the fulfilment of a Condition Precedent as soon as they have become aware thereof, and shall immediately provide each other with copies of the corresponding proofs for the verification of the proper fulfilment of each Condition Precedent. In addition, the Parties shall confirm to each other in writing that all Conditions Precedent have been fulfilled and therefore Closing can occur in accordance with Section 8.1.

8	Closing

8.1	In general

25	The Parties undertake to use their best efforts to do everything, not to forbear anything and to support each other to ensure that the Closing can occur.

26	The Closing shall take place within 10 (ten) Business Days after all Conditions Precedent as set out in Section 7.1 have been satisfied or, where permissible, waived by the Party whose performance is subject to such condition, or on such other date as the Parties may agree, but in no event later than the Long Stop Date.

27	The Closing shall take place at the offices of ACIU in Lausanne or at any other place as mutually agreed between the Parties (but, for the avoidance of doubt, not in Austria).

8.2	Closing actions

8.2.1	Actions by Affiris

28	As part of the Closing, but one day prior to the Closing Date, Affiris shall transfer the Cash to a blocked account (Kapitaleinzahlungskonto) as specified in Section 3.2.3. On the Closing Date, Affiris shall – concurrently with, and in exchange for, the closing actions of ACIU ("Zug um Zug"):

a)	Execute all required declarations and agreements in order to evidence certain transfers in separate assignment declarations or agreements in the required form;

b)	Transfer to ACIU any Records in tangible or electronic format (with the exception of Annex 2, sections 4 and 5, which will be transferred to ACIU in accordance with Section 3.2.2.;

c)	Subscribe for the ACIU Shares (Zeichnungsschein) to be created with entry of the capital increase in the commercial registry of the Canton of Vaud (Tagebucheintrag) and to become effective with the registration of the capital increase in the Swiss Official Gazette of Commerce ("SOGC") in accordance with art. 936a CO;

d)	Affiris signs a contribution in kind agreement substantially as evidenced in Annex 3 for the registering of the capital increase as required for the issuance of newly issued shares of ACIU in connection with the payment of the Purchase Price in the commercial registry of the Canton of Vaud.

e)	Make all other declarations, perform all acts and conclude all contracts necessary for the execution of this agreement.

8.2.2	Actions by ACIU

29	On the Closing Date, ACIU shall – concurrently with and in exchange for the closing actions of Affiris ("Zug um Zug"):

a)	Execute all required declarations and agreements in order to evidence certain transfers in separate assignment declarations or agreements in the required form;

b)	ACIU signs a contribution in kind agreement substantially as evidenced in Annex 3 for the registering of the capital increase as required for the issuance of newly issued shares of ACIU in connection with the payment of the Purchase Price in the commercial registry of the Canton of Vaud.

c)	Provide a (i) duly executed board resolution resolving on the capital increase based on the existing authorized capital of ACIU (including the withdrawal of pre-emptive rights in accordance with the articles of association of ACIU) (ii) a copy of the capital increase report, (iii) a duly signed audit confirmation report (Prüfungsbestätigung) from the auditors of ACIU and (iv) the public deed on the resolution of the board of directors asserting the capital increase (öffentliche Urkunde über den Feststellungsbeschluss) together with the new articles of association of ACIU to be filed with the commercial registry;

c)	Provide and file the duly signed application and all necessary enclosures to the commercial registry of the Canton of Vaud with the request, if permissible, of a same-date registration of the capital increase (Tagebucheintrag) by a hyper-express registration (Hyperexpressverfahren).

8.3	Closing Memorandum

30	Upon the due performance of the closing actions pursuant to Section 8.2, the Parties shall sign minutes of the closing procedure to confirm that all Conditions Precedent have been fulfilled, maintained or waived, as applicable, all closing actions have been implemented and the sale and transfer of the Programs has become legally effective subject to Registration (the "Closing Memorandum"). Copies of evidence of the fulfilment of the Conditions Precedent shall be attached to the Closing Memorandum.

31	No later than 5 (five) Business Days prior to Closing, ACIU's legal counsel shall prepare, in cooperation with Affiris' legal counsel, such Closing Memorandum.

8.4	Termination Right

32	Should the Conditions Precedent set forth in Section 7.1 not be satisfied within 6 (six) months from the date hereof (the "Long Stop Date"), each Party (in case of Section 7.1, N 20) respectively ACIU (in case of Section 7.1, N 21) shall have the right to terminate this Agreement by giving notice to the other Party unless it has itself, by willful misconduct or gross negligence, caused or permitted the non-satisfaction of such Condition Precedent. Once Registration has occurred, no Party shall any longer be entitled to withdraw from this Agreement pursuant to this section 8.4 N 32.

33	In addition to the termination right set forth in section 8.4 N 32 and prior to Registration, this Agreement may be terminated only (a) by mutual written consent of all Parties, or (b) by Affiris, if (x) the Registration has not occurred within two weeks from Closing, provided that Affiris has met its own obligations hereunder required therefor or (y) Closing has not occurred within 3 (three) Business Days after Affiris has transferred the Cash to the blocked account pursuant to Section 3.2.3 or, if the delay is not attributable to ACIU within 5 (five) Business Days. In case this Agreement is terminated pursuant to this Section 8.4 N 33, the Parties shall undertake all required actions to unwind all closing actions, confirm to each other and acknowledge in writing that the capital increase and any action pertaining to the Registration shall not be taken, and Affiris shall return the original subscription declaration to ACIU which shall destroy it (in each case to the extent that these closing actions have already been implemented) and ACIU shall repay the Cash received from Affiris.

34	If this Agreement is terminated pursuant to this Section 8.4 (Termination Right) such termination shall be without liability of one Party to the other Party; provided that if such termination results from the willful or grossly negligent failure of a Party (i) to fulfill the respective Condition Precedent (to the extent such Party would be in a position to cause the Condition Precedent to be fulfilled) or (ii) to perform an obligation under this Agreement, such Party shall be liable for all damages, costs and expenses incurred by the other Party as a result of such failure or breach.

35	If this Agreement is terminated pursuant to this Section 8.4 (Termination Right), all provisions of this Agreement shall cease to be effective except for Sections 1 (Definitions), 8.4 (Termination Right), 16 (Miscellaneous), and 17 (Governing Law and Jurisdiction).

8.5	Post-closing Actions

8.5.1	Share Registry of ACIU

36	Upon Registration, ACIU will provide Affiris with a copy of the new excerpt from the commercial registry of the Canton of Vaud and upon publication of the capital increase in the SOGC ACIU will provide to Affiris a copy of the share registry of ACIU evidencing Affiris as shareholder of ACIU.

8.5.2	In General

37	Affiris shall, at the request of ACIU and insofar reasonable, provide support to ACIU, and therefore, in particular execute any further instrument, declaration or other document, that may be required under any applicable law or otherwise be reasonably requested by ACIU to give full effect, evidence or support the Transfer agreed hereunder.

38	Each Party is hereby authorized to notify each holder (or debtor as the case may be) of a Transferred Asset (including of any receivable belonging to the Programs) of the Transfer.

8.5.3	Confidentiality

39	Affiris acknowledges that after the Closing Date, all information relating to the Programs (the "Confidential Information") will belong to ACIU.

40	Affiris shall keep and shall ensure that all its directors, officers, employees, or agents will keep the Confidential Information strictly confidential and shall not disclose or reveal it in whole or in part to any Third Party and shall not make use of any such information which remain in its possession after the Closing Date.

41	The foregoing undertakings shall be continuing obligations and shall remain in full force and effect with the exception that such undertakings shall not apply to such Confidential Information as:

a)	at the time of being obtained by ACIU, was within the public domain;

b)	after being obtained by ACIU, comes into the public domain other than by reason of a breach of the undertakings contained in this Agreement;

c)	is required to be disclosed by any law or by an order of any court of competent jurisdiction;

d)	is required to be disclosed by the regulations of, or at the request of, any regulatory, supervisory or other governmental authority having jurisdiction over Affiris; or

e)	is disclosed with the prior consent of ACIU.

42	For the avoidance of doubt, the release from confidentiality undertakings under this Agreement is without prejudice to any other confidentiality obligations under applicable law.

9	Fiduciary solution

43	In the event that the consummation of the Transfer with respect to certain Transferred Assets does not occur at the Closing Date, the Parties shall endeavor to promptly achieve such consummation by further closing actions pursuant to Section 8. Pending such consummation (or if consummation cannot be reasonably achieved) and to the fullest extent permitted by applicable law and contracts with third parties, Affiris will continue to be the owner of the respective Transferred Assets in its own name but on behalf and at the risk of ACIU, i.e. on a fiduciary basis. Affiris will only exercise its rights and perform its duties in respect of such Transferred Assets in accordance with the instructions of ACIU. Affiris is, however, solely required to follow such instructions unless compliance with such instructions is unlawful or could cause any Damages for Affiris.

44	Where Affiris is not lawfully able to hold any such Transferred Assets on a fiduciary basis in accordance with the paragraph above, the Parties shall cooperate to establish an arrangement reasonably satisfactory to each of them which corresponds economically to a transfer of the relevant Transferred Assets such as e.g., concluding back-to-back contracts between Affiris and ACIU.

45	Affiris shall as soon as reasonably possible but at the latest within 20 (twenty) Business Days transfer all (net) profits and assets generated under such fiduciary solution to ACIU and ACIU shall assume all costs and liabilities arising thereunder. ACIU shall pay to Affiris an at arm's length fee for the performance of its services.

10	Relationship to Contribution in Kind Agreement

46	The Parties agree that in case of contradiction or other ambiguity between this Agreement and the contribution in kind agreement to be signed substantially in the format evidenced in Annex 3, the provisions of this Agreement shall prevail. The Parties agree that the contribution in kind agreement has been deliberately drafted in a concise manner for filing with the commercial register and must be read together with this Agreement for interpretation.

11	Representations and Warranties

11.1	Representations and Warranties of Affiris

47	Subject to the limitations set forth in Section 12 (Remedies), Affiris hereby represents and warrants to ACIU that the representations and warranties set forth in this Section 11.1 (Representations and Warranties of Affiris) are true and accurate in all respects as of Signing and as of Closing, unless explicitly otherwise specified hereafter.

11.1.1	Capacity, No Authorizations

48	Affiris has the right and capacity to execute this Agreement and perform its obligations thereunder. This Agreement constitutes valid and binding obligations of Affiris, enforceable in accordance with its terms. Other than set forth in Section 7.1, no governmental or other authorization, permit or consent is required for the execution and consummation of this Agreement.

49	The execution and consummation of this Agreement does not result in a breach of any (i) applicable law or regulation, (ii) decision or decree of any court, arbitral tribunal or governmental authority applicable to Affiris, (iii) constitutional documents of Affiris or (iv) contracts binding for Affiris. To the best knowledge of Affiris there are no proceedings pending or threatened against Affiris seeking to prohibit or limit the consummation of the Transfer.

11.1.2	Transferred Assets

50	Affiris is the sole legal and beneficial owner of the Transferred Assets, and the Transferred Assets are clear and free of any Lien, except for Liens resulting by operation of law in the ordinary course of business.

51	Affiris owns or otherwise has the valid right to use all Transferred Assets. There has been no termination, or threat of termination of right to use the Transferred Assets, nor are there, to the best knowledge of Affiris,any circumstances likely to result in such termination.

11.1.3	Employees of Affiris

52	The staff reductions of Affiris in 2018 and 2020 have occurred in accordance with applicable law and Affiris has fulfilled all obligations and liabilities under the respective social plans as well as the cooperation agreement with Wiener ArbeitnehmerInnen Förderungsfonds dated 30 January 2019.

53	All current and previous individuals employed or otherwise engaged by Affiris or on behalf of Affiris have documented in written records held by Affiris all Know-How generated for Affiris and pertaining to the Programs.

11.1.4	Intellectual Property

54	Annex 1 contains a correct list of all Intellectual Property Rights owned and used by Affiris in connection with the Programs. Affiris is the sole legal and beneficial owner of all Intellectual Property Rights contained in Annex 1, which are all free and clear of any Lien (including rights of employees, inventors and authors). Annex 2 contains a correct list of all Intellectual Property Rights owned and used or only used by Affiris in connection with the Programs. In case such Intellectual Property Rights as contained in Annex 2 are owned by Affiris, Affiris is the sole legal and beneficial owner of the Intellectual Property Rights, which are all free and clear of any Lien (including rights of employees, inventors and authors). All steps to prosecute the applications and maintain the registrations for the Intellectual Property Rights that are obtained or enhanced by registration, have been duly and timely made; including the payment of any fees related to Patents, patent applications and Trademarks and the genuine use of the Trademarks and Patents.

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAD BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[*****]”.

55	To the best knowledge of Affiris, for any Intellectual Property Rights owned or controlled by a Third Party or proprietary information or proprietary materials owned or controlled by a Third Party used or incorporated in the Programs, suitable licenses from such Third Parties have been obtained that permit ACIU to exercise the Programs IP listed in Annex 1 and Annex 2.

56	No claims have been made or threatened challenging the use, validity, subsistence or enforceability of the Intellectual Property Rights owned or used by Affiris.

57	To the best knowledge of Affiris: (i) the Programs do not infringe on any Third Party Intellectual Property Rights; (ii) in particular, the research, development, testing, making, selling, using, importing, offering for sale, keeping, and selling of Products within the Programs pursuant to this Agreement do not infringe or conflict with any patent rights of a Third Party. To the actual knowledge of the board of directors of Affiris no Third Party infringes on Affiris' Intellectual Property Rights.

58	Affiris has taken all reasonable measures to protect their Intellectual Property Rights, including measures to prevent disclosure of any of their know-how, trade secrets and business and technical information. Affiris has ensured that all Intellectual Property Rights in work results created or developed by their employees or consultants in the course of their activities for Affiris, have vested in Affiris. Affiris has paid all due remuneration to persons entitled to any compensation under the Austrian Patent Act 1970 (Patentgesetz 1970) in relation to employee inventions or agreements entered into until Closing.

11.1.5	Compliance with Laws

59	To the best knowledge of Affiris and only with regards to matters having a negative impact on the Transferred Assets, Affiris is and has in the past 5 (five) years always been in compliance with the relevant applicable laws, regulations (including environmental, employment, antitrust and data protection laws and regulations) in order to use the Transferred Assets. To the best knowledge of Affiris and only with regards to matters having a negative impact on the Transferred Assets, there are no administrative, criminal or other investigations or proceedings pending or threatened in writing against Affiris , which would result in a restriction of the use of the Transferred Assets.

60	Affiris has, and has in the past 5 (five) years always had, all authorizations, permits, licenses and certificates granted or issued by a governmental authority or private institution ("Permits") necessary to use the Programs in accordance with applicable laws. All such Permits still needed to use the Programs in accordance with applicable laws are in full force and effect and there are, to the best knowledge of Affiris, no circumstances likely to result in, any partial or full suspension, revocation, adverse modification or non-renewal of any such Permits still needed.

11.1.6	Fair Disclosure

61	All facts and circumstances which have been Fairly Disclosed in the virtual data room provided by Brainloop under [*****] are correct.

11.2	Representations and Warranties of ACIU

62	Subject to the limitations set forth in Section 12 (Remedies), ACIU hereby represents and warrants to Affiris that the representations and warranties set forth in this Section 11.2 (Representations and Warranties of ACIU) are true and accurate in all respects as of signing and as of Closing, unless explicitly otherwise specified hereafter.

11.2.1	Capacity

63	ACIU has the right and capacity to execute this Agreement and perform its obligations thereunder. This Agreement constitutes valid and binding obligations of ACIU, enforceable in accordance with its terms.

64	ACIU is duly established, duly registered, validly incorporated and validly existing under the applicable laws of Switzerland.

65	Upon Registration, (i) ACIU will convey to Affiris and Affiris will acquire valid title to ACIU Shares, free and clear of any Lien, except for Liens resulting by an agreement between ACIU and the Affiris Shareholders as evidenced in Annex E), and (ii) Affiris shall, subject to the rights and obligations contained in the agreement with the Affiris shareholders as evidenced in Annex E), be entitled to all of the rights attached to or arising from the ACIU Shares that are ranked pari passu with all existing ACIU shares in terms of dividend and voting rights.

66	With respect to ACIU, neither any bankruptcy, insolvency or similar proceeding has been initiated or threatened, nor has the initiation of such proceedings been rejected due to the lack of sufficient assets. There are no events and no facts, matters, circumstances or events that any member of the board of directors of ACIU was or could have become aware of (Kennen oder Kennenmüssen) that under Swiss laws would necessitate or justify the initiation of any bankruptcy, insolvency or similar proceeding with respect to ACIU (cf., e.g. Art. 725 CO).

11.2.2	No Proceedings

67	There are no proceedings pending against the ACIU seeking to prohibit or limit the consummation of the Transfer.

11.2.3	ACIU's Due Diligences

68	ACIU is not aware of any matter or circumstance that constitutes, or could reasonably be expected to constitute the basis of a misrepresentation or breach of warranty pursuant to Section 11.1 (Representations and Warranties of Affiris).

12	Remedies

12.1	Notice of Breach (Rügefrist)

69	Within 20 (twenty) Business Days after ACIU having obtained knowledge of a misrepresentation or breach of warranty pursuant to Section 11.1 (Representations and Warranties of Affiris) and the resulting damage, ACIU shall deliver to Affiris a notice in writing describing in reasonable

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAD BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[*****]”.

details (including a good faith estimate of the Damages claimed) the underlying facts of the misrepresentation to the extent then known ("Notice of Breach"). For the avoidance of doubt, such notification period shall in no event start before Closing.

70	Failure to give duly and timely notice as set forth in the preceding paragraph shall not exclude or limit Affiris' liability related to such breach, except to the extent ACIU 's failure to duly and timely notify Affiris caused and/or increased the potential damage.

71	This Section 12.1 (Notice of Breach (Rügefrist)) shall be in lieu of, and supersede, article 201 CO, the applicability of which is hereby waived in full by the Parties.

12.2	Affiris' Right to Cure and Affiris' Liability

72	With respect to a misrepresentation or breach of warranty notified by ACIU to Affiris pursuant to Section 12.1 (Notice of Breach (Rügefrist)), Affiris shall have the right (but not the obligation), within 30 (thirty) Business Days after receipt of the respective Notice of Breach, to bring ACIU in the same position in which it would have been if no misrepresentation or breach of warranty had occurred (Naturalrestitution).

73	If and to the extent such cure cannot or is not effected within such time period pursuant to Section 12.2, Affiris shall, irrespective of any fault, be liable to, and compensate, ACIU for direct damages (Direkter Schaden) (which for the avoidance of doubt include contractual cancellation fees which ACIU has to pay as a result of a misrepresentation or breach of warranty by Affiris) ("Damage"), incurred or sustained by ACIU to establish the state represented in Section 11.1 (Representations and Warranties of Affiris) or otherwise incurred by such misrepresentation or breach of warranty. For the avoidance of doubt, ACIU shall not be entitled to claim any indirect and consequential damages (including loss of profits, interest or penalties or any multiplies, if any, applied by ACIU to determine the Purchase Price).

74	Affiris has in its sole discretion the right (but not the obligation) to compensate such Damage either by (i) a payment in cash or (ii) returning to ACIU ACIU Shares corresponding to the Damage; in the latter case (i.e. (ii)) the calculation of the compensation (i.e. the amount of ACIU Shares to be returned to ACIU) is made at a valuation of US$ 8.26 per ACIU share or at the Adjusted Share Value, if such Adjusted Share Value was used for the payment of the Purchase Price in accordance with Section 4 (the "Sole Remedy"). For the avoidance of doubt, Affiris is not obliged to compensate any Damage by a payment in cash.

12.3	Term of Representations and Warranties

75	The representations and warranties set forth in Section 11.1 (Representations and Warranties of Affiris) shall continue to be in effect as follows:

a)	the representations in Section 11.1.1 (Capacity, No Authorizations) shall expire [*****] years from Closing;

b)	all other representations in Section 11.1 (Representations and Warranties of Affiris) shall [*****] months from Closing;

76	It being understood, that ACIU shall not be excluded from bringing any claim against Affiris for misrepresentation or breach of warranty after such dates, if such claim has been notified by ACIU

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAD BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[*****]”.

to Affiris in accordance with Section 12.1 (Notice of Breach (Rügefrist)) before the applicable expiry date.

77	This Section 12.3 (Term of Representations and Warranties) shall be in lieu of, and supersede, article 210 CO, the applicability of which is hereby waived by the Parties.

12.4	Limitations on Affiris' Liability for Misrepresentation and Breach of Warranty

12.4.1	De Minimis and Threshold

78	Subject to the provisions below, Affiris shall not be liable for claims of ACIU for misrepresentations or breaches of warranties under Section 11.1 (Representations and Warranties of Affiris) unless

i)	each such claim equals or exceeds, on a stand-alone basis, the amount of US$ [*****] ("De Minimis"); it being understood that for the calculation of the De Minimis, a series of claims shall be regarded as one single claim if such claims are based on substantially the same factual circumstances after application of all other limitation pursuant to this Section 12, irrespective of whether they are brought by one or several claimants; and

ii)	the aggregate amount of the individual amounts described in i) equals or exceeds US$ [*****] ("Threshold"),

79	whereupon any amount that is less the De Minimis or the Threshold shall be disregarded for all purposes.

80	However, the above limitations shall not apply for claims brought under Sections 11.1.1 (Capacity, No Authorizations), or in case of willful misconduct or gross negligence of Affiris, for which claims Affiris shall be liable from the first US$ on in any case.

12.4.2	Cap

81	Subject to the provisions below, Affiris' liability for claims of ACIU for misrepresentations or breaches of warranties under Section 11.1 (Representations and Warranties of Affiris) shall in aggregate be limited to [*****]% of the Purchase Price ("Cap").

82	However, the above Cap shall not apply to claims brought under Sections 11.1.1 (Capacity, No Authorizations) or in case of willful misconduct of Affiris, for which claims the Cap shall be equal to 100% of the Purchase Price.

12.4.3	Further Limitations

83	Affiris' liability for a claim for misrepresentations or breaches of warranties under Section 11.1 (Representations and Warranties of Affiris) shall be reduced or excluded, as the case may be, if and to the extent:

a)	ACIU has failed to mitigate the loss or damage as required under Swiss law regarding such claim (in particular has failed to notify Affiris of a claim in accordance with Section 12.1 of this Agreement);

b)	ACIU has recovered from a third party, in particular an insurance, compensation with respect to the subject matter of such claim (net of all related costs and premium increases which shall be compensated by Affiris as part of the Damage);

c)	that the facts, matters, events or circumstances forming the basis for such claim (i) are contained in this Agreement, (ii) were known to ACIU at signing, (iii) were available in the following public registers one Business Day prior to the date of this Agreement: the registers in the main ledger (Hauptbuch) of the Austrian commercial registry (Firmenbuch) under registration number FN 240538 h, excluding and without reference to the documents contained in the ledger of documents (Urkundensammlung) or in the following trademark registers (x) Registry of the European Union Intellectual Property Office (EUIPO), (y) Registry of the World Intellectual Property Organization (WIPO) (z) Austrian Trademark Register (Österreichisches Markenregister), or (iv) were Fairly Disclosed to ACIU and/or its advisors;

d)	such liability is resulting from a change in law after Closing; or

e)	ACIU has received a repayment, set-off or reduction of Taxes which they would not have received but for the circumstances giving rise to the respective claim.

12.5	Remedies of Affiris

84	The provisions of Section 12.1 (Notice of Breach (Rügefrist)) to 12.4 (Limitations on Affiris' Liability for Misrepresentation and Breach of Warranty) shall apply mutatis mutandis with respect to any misrepresentation or breach of warranty by ACIU under Section 11.2 (Representations and Warranties of ACIU), except of that Section 12.2 shall explicitly not apply and ACIU shall compensate any Damage in cash.

12.6	Remedies Exclusive

85	The remedies in this Section 12 (Remedies) for misrepresentations or breach of warranties under Section 11 (Representations and Warranties) shall be in lieu of, and not in addition to, the remedies provided by applicable statutory law. All other remedies, including, but not limited to, the right to rescind this Agreement following Closing, shall not apply and are hereby explicitly waived and excluded to the greatest extent permissive under applicable law. In particular, and without limitation to the foregoing, the Parties explicitly waive and exclude any further claims and remedies irrespective of their nature, amount or legal basis arising out or in connection with this Agreement. the right of contract rescission and of purchase price reduction under article 205 CO and article 24 CO. For the avoidance of doubt, this Section 12.6 (Remedies Exclusive) does not exclude articles 28 CO and 199 CO.

86	Should ACIU claim a breach of a representation or warranty of Affiris (as contained in Section 11.1) because of certain facts, matters, circumstances or events and should such breach arguably relate to more than one of those representations and warranties with different trigger conditions (e.g. one containing a knowledge qualifier and the other not), then the trigger conditions of the more specific representation and warranty shall also apply to any other potentially applicable representation or warranty of Affiris.

87	For the avoidance of doubt, the limitations set forth in this Section 12 (Remedies) shall not limit any liability or obligation of Affiris under this Agreement other than for misrepresentations or breach of warranties under Section 11.1 (Representations and Warranties of Affiris). Notwithstanding anything to the contrary in this Agreement, no claim or right of ACIU shall be limited in any way due to the fact that any Party conducts any investigation (including on site environmental investigations), correctly informs any authority regarding any facts or correctly follows accounting principles, be it prior or following Closing.

13	Indemnities

13.1	Indemnities by Affiris

88	Affiris shall, with effect from the date of this Agreement and to the fullest extent permitted by applicable law, indemnify on demand and hold harmless ACIU for any liabilities or expense suffered or incurred by any of them and resulting from:

89	Any claim made or brought by a Third Party against or with respect to any obligations, liabilities, contracts or other parts of the business of Affiris not transferred hereunder, but made or brought against ACIU (including for the avoidance of doubt and to the extent applicable any claims made on the basis of any statutory provisions prescribing liability for acquirers regarding parts of the business of Affiris not transferred hereunder); for the avoidance of doubt, Affiris shall not be liable (and therefore shall not indemnify and hold harmless ACIU) for any claims arising from or in connection with any rights and assets transferred under or in connection with this Agreement from Affiris to ACIU;

90	Any claim made or brought by a Third Party under the Advisory Services Agreement dated 17 October 2019 between Affiris and Lynx Financial, Shanghai, against ACIU. For the avoidance of doubt, the Parties note that the Advisory Services Agreement between Affiris and Lynx Financial or any obligations and rights thereunder shall not transfer to ACIU under this Agreement;

91	Any claim pertaining to Taxes of Affiris (regardless of whether as primary debtor or based on a secondary liability, as original debtor or successor in each case under any applicable law).

13.2	Indemnities by ACIU

92	ACIU shall, with effect from the date of this Agreement and to the fullest extent permitted by applicable law, indemnify on demand and hold harmless Affiris for any liabilities or expense suffered or incurred by any of them and resulting from:

93	The fact that Affiris has maintained the Transferred Assets in its own name but on behalf and at the risk of ACIU, i.e. on a fiduciary basis pursuant to Section 9.

94	The performance of the actions under Section 6.3 of this Agreement.

95	Any claim made or brought by a Third Party against or with respect to the Transferred Assets, but made or brought against Affiris.

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAD BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[*****]”.

14	Covenants

14.1	PIPE Agreement

96	Concurrently with the signing of this Agreement, the Affiris Shareholders and ACIU will sign an agreement in the form of Annex 4 providing for the Affiris Shareholders to acquire a convertible note issued by ACIU and convertible into ACIU shares to be issued by ACIU upon terms and conditions of such Pipe Agreement.

14.2	Agreements with Necessary Vendors

97	With effect as of Closing, Affiris uses its best efforts to support ACIU in placing work orders to book manufacturing slots with each of the Necessary Vendors and to agree on contractual terms with the Necessary Vendors for manufacturing services, either according to the terms and conditions of the master service agreements that each of these Necessary Vendors has with Affiris, or, if preferable to both ACIU and the respective Necessary Vendors, such Necessary Vendor’s terms and conditions.

14.3	Licenses for Affiris

98	Effective upon and subject to Closing, ACIU hereby provides an irrevocable and non-terminable (except for a termination for good cause) (unwiderruflich und unkündbar) license to Affiris for the use of the Trademarks, the Know-How and of the specific Patents derived from the [*****] patent family ("License-Back"), such License-Back to be strictly limited to allow Affiris to research, develop and commercialize its [*****] programs ("Affiris Programs"); for the avoidance of doubt the License-Back may not be used in a manner which could damage the other Transferred Assets that are not covered by the license-back. The License-Back will be exclusive to Affiris (with the right to grant sublicenses) in the field of the Affiris Programs, fully paid-up, royalty-free (unentgeltlich) and perpetual (except for a material breach of this Agreement by Affiris). Affiris hereby accepts such license and undertakes not to challenge the validity of any Programs IP. Affiris shall be authorized to transfer or sublicense the License-Back to a Third Party acquirer or licensee of the Affiris Programs without ACIU’s prior consent, provided that such transfer or sublicense of the License-Back to the acquirer or licensee will be conditional upon such acquirer or licensee confirming to ACIU in writing that it agrees to practice the License-Back subject to the conditions provided herein, and that it shall not challenge the validity of any Programs IP.

99	The Parties shall execute all documents or statements and give all declarations regarding the rights and licenses granted under and required for Affiris, its sub-licensees and assignees for the use of the License-Back.

14.4	Covenant of Affiris regarding ACIU Shares

100	Affiris understands that (i) the ACIU Shares issuable as Purchase Price hereunder will be issued in a transaction not involving any public offering within the meaning of the Securities Act and that such ACIU Shares have not been registered under the Securities Act, (ii) such ACIU Shares may not be resold, transferred, pledged or otherwise disposed of by Affiris absent an effective registration statement under the Securities Act, except, subject to the holding period of the ACIU Shares agreed to between ACIU and the Affiris Shareholders, (a) to ACIU or a subsidiary thereof, (b) to non-U.S. persons pursuant to offers and sales that occur solely outside the United

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAD BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[*****]”.

States within the meaning of Regulation S under the Securities Act or (c) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (a), (b) and (c), in accordance with any applicable securities laws of the United States and any other jurisdiction, and (iii) such ACIU Shares shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144 promulgated under the Securities Act).

101	Affiris hereby undertakes to observe, and to procure that its beneficial owners observe, respectively, the disclosure requirements for significant shareholdings in accordance with the applicable securities and corporate laws and any other requirements imposed by applicable laws or regulations in connection with the issuance of the ACIU Shares.

102	Affiris undertakes not to take any action, and to procure that none of its affiliates or any person acting on its behalf takes any action, in any jurisdiction that would constitute a public offering of the ACIU Shares pursuant to any applicable law or regulation.

14.5	Non-Competition / Non-Solicitation

103	Affiris hereby undertakes for a period of [*****] years from Closing, not to directly or indirectly, be it as principal, employee, consultant or otherwise

i)	compete with ACIU with regard to the Programs, including, for clarity, with regard to Targets in any way;

ii)	invest in, or lend money to, any Third Party directly or indirectly competing with ACIU (other than investments in a listed company not exceeding 5% of its voting rights);

iii)	solicit or entice away any employee, customer, supplier or other business partner of ACIU or discourage any Third Party from doing business with ACIU; or

iv)	assist any Third Party in doing, or facilitate, any of the above.

15	Procedure for Third Party claims

104	In case of any claim brought or threatened by a Third Party, including claims brought by any public authority, against one Party (such Party the "Indemnified Party") which is subject to an obligation of indemnification by the other Party under this Agreement in accordance with Sections 11-13 of this Agreement, the Indemnified Party shall give the other Party immediately (but in no event later than 7 (seven) Business Days after becoming aware of the relevant facts, matters, circumstances or events) a written notice describing the claim of a Third Party in detail, including copies of all material written evidence thereof and indicating the estimated amount of Damage of such Third Party claim or proceeding. Failure to give such notice shall not, however, affect the Indemnified Party's right to indemnification except to the extent the other Party is prejudiced by such failure. No admissions in relation to such claim of a Third Party shall be made by or on behalf of the Indemnified Party and the claim of such Third Party shall not be compromised, disposed of or settled without the prior written consent of the respective other Party.

105	The other Party shall then have twenty (20) Business Days after receipt of such notice to notify the Indemnified Party that it elects to conduct and control the defense of such Third Party claims (the "Notice of Defense"). If the other Party does not give a Notice of Defense, the Indemnified Party shall have the right to defend or settle such claims or proceedings in its exclusive discretion and the other Party shall, upon request from the Indemnified Party, promptly indemnify the Indemnified Party.

16	Miscellaneous provisions

16.1	Announcements

106	The Parties have agreed upon the content of the press releases set forth in Annex 6 hereto, each of which shall be issued substantially in the forms attached hereto as Annex 6, the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable law or the rules of a stock exchange on which the securities of the disclosing Party are listed.

16.2	Costs

107	Unless otherwise expressly agreed between the Parties, each Party shall bear its own costs incurred in relation to this Agreement and the Transfer (including fees of attorneys, experts and advisors).

108	All documented costs and expenses in connection with the transfer of the Transferred Assets and the Programs (such as for IP, data, documents, information and materials, but, for the avoidance of doubt, excluding any fees of attorneys, experts and advisors) exceeding EUR 10'000 (Euro ten thousand) shall be borne by ACIU after pre-approval of such costs and expenses exceeding EUR 10'000 (Euro ten thousand) by ACIU.

16.3	Taxes

109	Each Party shall bear all Taxes for which it is liable under applicable law incurred in connection with the Transfer or any part thereof.

110	This Agreement is established outside of Austria and the Parties commit not to set actions that would trigger Austrian stamp duty, except in case required to prove genuity of the document by official authorities or courts or in case genuity of the document is disputed by another Party. Any possible Austrian stamp duty shall be borne equally by the Parties.

111	The Parties agree that the Swiss stamp duty on the issuance of the ACIU Shares (Emissionsabgabe) shall be borne by ACIU.

112	All sums payable under this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT.

16.4	Amendments and modifications

113	This Agreement, including this Section 16.4, may only be amended or modified by a document in writing duly executed by the Parties (and, if required, notarized in a public deed, but only if the amendments or modifications relate to parts of this Agreement which mandatorily require to be notarized in a public deed).

16.5	Entire Agreement

114	This Agreement together with its Annexes and all documents and agreements it refers to constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and shall replace all other prior agreements or understandings of the Parties relating thereto.

16.6	Transfer and assignment

115	No Party may transfer or assign, in whole or in part, this Agreement or any of its rights or obligations under this Agreement to any person without the prior written consent of the other Party, which shall not be unreasonably withheld. Any transfer or assignment made without such approval shall be null and void.

116	However, notwithstanding the above, after Registration ACIU may assign or otherwise transfer this Agreement or its rights or obligations under this Agreement, in whole or in part, without Affiris’ consent (a) in connection with the transfer or sale of all or substantially all of the assets of ACIU to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that such Third Party agrees to be bound by, and assumes and succeeds to, all of the obligations of ACIU under this Agreement or (b) to an Affiliate, in each case provided that ACIU shall remain liable and responsible to Affiris for the performance and observance of all obligations under this Agreement by such Affiliate or such Third Party (as the case may be).

16.7	Severability

117	If a provision of this Agreement should be or become invalid in whole or in part, or if one or several of the Transferred Assets could not be transferred, or if this Agreement should contain contractual gaps, this shall not affect the validity of the remaining provisions. In lieu of the invalid provision, such reasonable provision shall apply which, as far as legally permissible, best reflects the Parties' intentions. For the purpose of filling a contractual gap such reasonable provision shall apply which the Parties would have intended in view of the scope and purpose of this Agreement had they considered the issue.

16.8	Notices

118	All notices in connection with this Agreement shall be given to the following addresses, or to such other address outside of Austria as communicated by either Party from time to time:

119	All notices, requests or other communications to be given to any Party under or in connection with this Agreement shall be made in writing and shall be delivered by (i) registered mail (return receipt requested), (ii) an internationally recognized courier, such as Federal Express, DHL or UPS, or (iii) by e-mail to the following addresses:

If to Affiris:	Affiris AG c/o MLL Meyerlustenberger Lachenal Froriep AG Attn. Andrea Sieber, lic. iur. HSG, LL.M. Schiffbaustrasse 2 CH-8031 Zürich Email: Andrea.Sieber@mll-legal.com

If to ACIU	AC Immune SA Attn. Prof. Andrea Pfeifer, PhD EPFL Innovation Park, bâtiment B CH-1015 Lausanne E-Mail: Andrea.Pfeifer@acimmune.com

with a copy to:	Bär & Karrer AG Attn. Prof. Dr. Rolf Watter Brandschenkestrasse 90 CH-8027 Zurich E-Mail: rolf.watter@baerkarrer.ch or such other address as any of the Parties may notify to the other Parties in accordance with the above.

91	Notices shall be deemed delivered and effective at the date of personal delivery, deposition in the mail or with the courier or successful transmission of an e-mail addressed as set forth above.

17	Governing Law and Jurisdiction

17.1	Governing law

92	This Agreement and the legal relationships established by or otherwise arising out or in connection with this Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (to the exclusion of Swiss private international law and of international treaties, in particular, the Vienna Convention on the International Sale of Goods dated 11 April 1980).

17.2	Jurisdiction

Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be exclusively resolved by the ordinary courts of Zurich venue 1.

(Signatures on next page)

Signatures

Affiris AG

Name: Philipp Falk Place: Zürich

AC Immune SA

Name: Andrea Pfeifer Place: Lausanne	Name: Martin Velasco Place: Lausanne